Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Larry Gerdes, CEO, larry.gerdes@trcr.com
Lance Cornell, CFO, lance.cornell@trcr.com
678-808-0600

April 10, 2008

(BW) (TRANSCEND SERVICES, INC.) (TRCR)

TRANSCEND ANNOUNCES ADJUSTMENT TO 2007 INCOME TAX BENEFITS – NO EFFECT ON 2007 PRE-TAX OPERATING RESULTS. CONFERENCE CALL SCHEDULED.

Atlanta, Georgia. TRANSCEND SERVICES, INC. (TRCR—NASDAQ) announced that it will defer previously reported tax benefits related to stock option exercises for the year ended December 31, 2007. In addition, the Company should have recorded the tax impact of warrants exercised during 2007. The tax benefits from both of these groups of equity-based transactions will be deferred and will increase stockholders’ equity once all net operating losses are utilized; however, there will be a reduction in the reported income tax benefit for the year ended December 31, 2007. The result of the above tax deductions is an anticipated increase in net operating loss carryforwards available to offset future taxable income, from $13.3 million to $15.8 million. Accordingly, the Company will restate previously reported financial results for the year ended December 31, 2007 to appropriately account for the income tax benefits and to recognize additional tax deductions. The Company intends to file a Form 10-K/A restating its financial statements for this period as soon as practicable to reflect these changes.

It is anticipated that the restatement will not affect pre-tax operating results or net cash flow from operations for 2007. Additionally, due to its improving profitability, the Company previously determined and maintains its previously reported position that it is more likely than not that it will utilize the net operating loss carryforwards in the future. Accordingly, the Company believes that the reversal of the valuation allowance remains appropriate.

We had previously reported an income tax benefit of $5,264,000 for the year ended December 31, 2007, resulting primarily from the reversal of the Company’s deferred tax asset valuation allowance. The anticipated restatement reduces the income tax benefit for the year ended December 31, 2007 by $980,000 to $4,284,000, resulting in a decrease in the Company’s net income for the year ended December 31, 2007 from $11,479,000, as originally reported, to $10,499,000. However, this $980,000 will be recorded as an increase in stockholders’ equity after the net operating loss carryforwards are utilized. Additionally, as a result of recognizing tax deductions associated with the exercise of warrants in 2007, the amount of net operating loss carryforwards available to offset future taxable income is expected to increase from $13.3 million to 15.8 million.

A conference call to discuss the restatement is scheduled for April 11, 2008 at 8:30 Eastern time. To participate in the conference call, please dial (800) 815-8193 (the US/Canada dial-in number) or (706) 643-2724 (the international dial-in number), enter the conference identification number 43100060 and, if asked, identify the conference name as Transcend Services and the leader name as Larry Gerdes. A replay of the conference call will be available by dialing (800) 642-1687 (US/Canada) or (706) 645-9291 (international) and entering the conference identification number 43100060 from two hours after the completion time of the conference call until midnight on April 24, 2008.

About Transcend Services, Inc.

Transcend believes that accurate, reliable and timely transcription creates the foundation for the patient medical record. To this end, the Company has created Internet-based, speech-recognition enabled, voice-to-text systems that allow its skilled medical language specialists to securely and quickly produce the highest quality medical documents. The Company’s wide range of transcription and editing services encompass everything needed to securely receive, type, edit, format and distribute electronic copies of physician-dictated medical documents, from overflow projects to complete transcription outsourcing.

For more information, visit http://www.transcendservices.com.

This report contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Report Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “potential” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding expected materiality or significance, the quantitative effects of the restatement, and any anticipated conclusions of the company, the Audit Committee or management.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, as well as our expectations regarding materiality or significance, the restatement’s quantitative effects, the effectiveness of our disclosure controls and procedures, and our deficiencies in internal control over financial reporting to differ materially from those in the forward-looking statements. These factors include the risk that additional information may arise from the final conclusion of the investigation, the preparation of our restated financial statements or other subsequent events that would require us to make additional adjustments, as well as inherent limitations in internal controls over financial reporting.

For a discussion of a variety of risk factors affecting our business and prospects, see “Item 1A — Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as supplemented by Current Reports on Form 8-K that have been filed since then.